Exhibit 5.1

OPINION OF DAVIS POLK & WARDWELL LLP

November 18, 2014

Affymetrix, Inc.

3420 Central Expressway

Santa Clara, California 95051

Ladies and Gentlemen:

We have acted as counsel for Affymetrix, Inc., a Delaware corporation (the “Company”), in connection with the (i) Registration Statement on Form S-3 (Registration No. 333-181781) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933 and (ii) the Prospectus Supplement, dated November 18, 2014 (the “Prospectus Supplement”), of the Company, filed with the Commission relating to the issuance and sale by the Company of shares of the Company’s common stock, $0.01 par value per share, having an aggregate offering price of up to $50,000,000 (the “Shares”) in accordance with that certain sales agreement, dated as of November 18, 2014 (the “Sales Agreement”), between the Company and Cantor Fitzgerald & Co., as agent.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, we are of the opinion that the Shares to be sold by the Company have been duly authorized and, assuming the terms of any sale of Shares pursuant to the Sales Agreement are approved by the pricing committee of the Company’s Board of Directors, when issued and delivered by the Company and paid for pursuant to the Sales Agreement, the Shares will be validly issued, fully paid and non-assessable, and the issuance of such Shares is not subject to any statutory preemptive rights.

In connection with the opinion expressed above, we have assumed that the Company is validly existing as a corporation in good standing under the laws of the State of Delaware.

We are members of the Bars of the States of New York and California and the foregoing opinion is limited to the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K filed on the date hereof and to the incorporation by reference of this opinion in the Registration Statement, and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP